EXHIBIT 99.1

Thursday, October 26, 2017

Contact:	Tom Cherry, President Jason Long, Chief Financial Officer
(804) 843-2360

C&F Financial Corporation

Announces Third Quarter Net Income

West Point, Va., October  26, 2017—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank (the Bank),  today reported net income of $3.0 million, or $0.87 per common share assuming dilution, for the third quarter of 2017, compared to  $3.2 million, or $0.92 per common share assuming dilution, for the third quarter of 2016.  The Corporation reported net income of $9.9 million for the first nine months of 2017, or $2.84 per common share assuming dilution, compared with $10.4 million, or $3.00 per common share assuming dilution, for the first nine months of 2016. Earnings in 2016 included one-time revenue items totaling $822,000 after taxes that were recognized during the first nine months of 2016 associated with a contract amendment for one of the Bank’s debit card programs ($237,000 after tax), the Bank’s bank-owned life insurance (BOLI) program ($493,000 after tax) and a gain on the sale of a Bank-owned property ($92,000 after tax).

The Corporation’s annualized returns on average common equity (ROE) and on average assets (ROA) for the third quarter of 2017 were 8.26 percent and 0.82 percent, respectively, compared to 9.25 percent and 0.91 percent, respectively, for the third quarter of 2016.  For the first nine months of 2017, on an annualized basis, the Corporation’s ROE and ROA were 9.25 percent and 0.91 percent, respectively, compared to 10.26 percent and 0.99 percent, respectively, for the first nine months of 2016.  The decreases in ROE and ROA for the third quarter and first nine months of 2017, compared to the same periods in 2016, resulted from internal capital growth since September 30, 2016 and the decline in net income during 2017.

“The Corporation’s net income for the third quarter and first nine months of 2017 include the effects of several significant strategic initiatives we have undertaken,” said Larry Dillon, Chairman and Chief Executive Officer of C&F Financial Corporation. “C&F Bank has expanded its footprint in Charlottesville, Virginia to include a retail banking branch, which opened on July 17, 2017 and which is located adjacent to our Charlottesville commercial lending center on the Historic Downtown Mall and C&F Mortgage Corporation has strengthened its presence on the Southside by expanding its loan origination branch in Chesapeake, Virginia. We continue to make headway on our digital strategy with increasing utilization by our retail and commercial customers of our online and mobile banking products. We believe a comprehensive digital product suite is essential to the realization of our business objectives.”

“Net income for the third quarter and first nine months of 2017 declined from the same periods in 2016,” said Tom Cherry, President of C&F Financial Corporation. “One-time revenue items at the retail banking segment during the second quarter of 2016 totaling $822,000 after taxes resulted in elevated earnings during the first nine months of 2016. Except for these items, net income for the third quarter and first nine months of 2017 for each of the Corporation’s significant business segments continued trending as it had through the first half of 2017. Net income at the retail banking segment benefited from a $51.6 million and a $59.3 million increase in average loans for the third quarter and first nine months of 2017, respectively, over the comparable periods of 2016, in combination with improvement in the Bank’s net interest margin. The mortgage banking segment benefited from higher loan originations and sales during the third quarter and first nine months of 2017, compared to the same periods of 2016; however, a decline in the interest margin on loans held for sale and fixed personnel and overhead expenses associated with its branch expansion that began during the fourth quarter of 2016 resulted in lower earnings during the third quarter and first nine months of 2017. While the consumer finance segment benefited from a decline in the provision for loan losses and lower personnel costs and operating expenses during the third quarter and first nine months of 2017, compared to the same periods of 2016, net income decreased because of a decline in average loans and net interest margin compression caused by lower loan yields and higher-cost variable-rate borrowings during 2017.”

Retail Banking Segment.    C&F Bank, which comprises the retail banking segment, reported net income of  $2.1 million for the third quarter of 2017, compared to net income of $2.0 million for the third quarter of 2016. For the first nine months of 2017, the Bank reported net income of $6.02 million, compared to $5.98 million for the first nine months of 2016.

Positive factors influencing net income of the retail banking segment for the third quarter and first nine months of 2017 included: (1) the effect of loan growth on interest income, as average loans at C&F Bank increased $51.6  million or 7.8 percent during the third quarter of 2017 and $59.3 million or 9.3 percent during the first nine months of 2017 over the same periods of 2016 and (2) an increase in service charges on deposits. Partially offsetting these positive factors were (1) a decline in the yield on the investment portfolio as a result of replacing matured and called securities with lower-yielding securities, (2) a higher provision for loan losses resulting from loan growth and an increase in the specific loan loss allowance, as discussed below, and  (3) higher operating expenses associated with strengthening C&F Bank’s technology infrastructure, growing its branch network and commercial lending teams, implementing its digital initiatives and promoting brand awareness.

The results for the third quarter and first nine months of 2017 and 2016 for the retail banking segment include the acquisition accounting adjustments recorded in connection with the 2013 acquisition of Central Virginia Bank. The net accretion attributable to these adjustments recognized in the third quarter and first nine months of 2017 was $131,000 and $547,000, net of taxes, respectively, compared to $369,000 and $863,000, net of taxes for the third quarter and first nine months of 2016, respectively.

C&F Bank’s total nonperforming assets were $8.3 million at September  30, 2017, compared to $4.4 million at December 31, 2016. Nonperforming assets at September  30, 2017 included $8.1 million in nonaccrual loans, compared to $4.2 million at December 31, 2016, and $168,000 in other real estate owned (OREO), compared to $195,000 at December 31, 2016.    The increase in nonaccrual loans was due primarily to two commercial relationships totaling $6.5 million, which were classified as nonaccrual in the first quarter of 2017. Both of these relationships have been restructured in 2017 and are reported in troubled debt restructurings (TDR) at September 30, 2017. Both were previously identified as problem credits and classified accordingly. Specific reserves have also been established, which management believes are adequate to absorb probable losses on these loans. The OREO decrease during the first nine months of 2017 was due to sales during the same period.

Mortgage Banking Segment.    C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $454,000 for the third quarter of 2017, compared to net income of $605,000 for the third quarter of 2016. For the first nine months of 2017, C&F Mortgage Corporation reported net income of $1.4 million, compared to net income of $1.6 million for the first nine months of 2016.

While loan production increased 0.8 percent and 14.7 percent during the third quarter and first nine months of 2017, respectively, over the same periods in 2016, several factors have contributed to lower earnings during 2017. Overall, there has been a decline in the interest margin on loans held for sale as a result of the flattening of the yield curve during 2017 whereby short-term interest rates have been rising while long-term rates have remained relatively unchanged. In addition, net income declined because of fixed personnel and overhead costs associated with the segment’s branch expansion. The negative effect of these factors was offset in part by higher production-based fee income and growth in fee income produced by the Lender Solutions division.

Consumer Finance Segment.    C&F Finance Company, which comprises the consumer finance segment, reported net income of $713,000 for the third quarter of 2017, compared to net income of $882,000 for the third quarter of 2016. For the first nine months of 2017, C&F Finance Company reported net income of $3.3 million, compared to net income of $3.6 million for the first nine months of 2016.

The decline in net income for the third quarter and first nine months of 2017, compared to the same periods in 2016, was principally due to (1) lower interest income attributable to a decline in average loans and (2) net interest margin compression attributable to lower loan yields resulting from competition in the non-prime automobile loan business and the acquisition of loan contracts with higher credit metrics, coupled with higher-cost variable-rate borrowings resulting from increases in short-term interest rates since March 31, 2016.

The results of the consumer finance segment included a  $4.4 million and a $11.7 million provision for loan losses for the third quarter and first nine months of 2017, compared to $4.9 million and $13.1 million for the third quarter and first nine months of 2016. The annualized net charge-off ratio for the first nine months of 2017  increased to 5.52 percent from 5.28 percent for the first nine months of 2016 because of the higher level of charge-offs during 2017 resulting from the lower resale value of repossessed automobiles due to dealer levels of new and used car inventories. The combination of the lower provision and higher charge-offs during 2017 resulted in a decline in the allowance for loan losses to $24.9 million at September 30, 2017 from $25.4 million at December 31, 2016. However, the ratio of the allowance for loan losses to total loans increased to 8.50 percent at September 30, 2017, compared to 8.40 percent at December 31, 2016, because loans declined to $267.7 million at September 30, 2017 from $276.5 million at December 31, 2016.  At September 30, 2017, total delinquent loans as a percentage of total loans declined to 4.64 percent from 5.15 percent at December 31, 2016 and increased from 4.12 percent at September 30, 2016.

Other Segments. Other segments, which principally includes the Corporation’s holding company operations and wealth management subsidiary, reported an aggregate net loss of $251,000 and $784,000 for the third quarter and first nine months of 2017, compared to a net loss of $252,000 and $830,000 for the for the third quarter and first nine months of 2016.    The lower net losses during 2017 resulted from lower operating expenses at the Corporation’s holding company. Also contributing to the lower net loss for the third quarter and first nine months of 2017, compared to the same periods of 2016, was an increase in earnings at the Corporation’s wealth management subsidiary, which added a new wealth management group in Williamsburg and Newport News, Virginia during the fourth quarter of 2016.

Capital and Dividends.    The Corporation declared a quarterly cash dividend of 33 cents per share during the third quarter of 2017, which was paid on October 1, 2017.  This dividend equates to a payout ratio of 37.9 percent of third quarter 2017 earnings per share.  The dividend payout ratio was 34.9 percent for the first nine months of 2017. The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements,  and expected future earnings.

About C&F Financial Corporation.    C&F Financial Corporation’s common stock is listed for trading on the Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $59.60 per share on October  25, 2017.  At September 30, 2017, the book value of the Corporation was $42.16 per common share.

C&F Bank operates 26 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs offered in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives including personnel additions, expansion into new markets, development of our digital platform and the utilization of scorecard models, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends, including competitive trends in the non-prime consumer finance markets, trends with respect to the levels of nonperforming assets and TDRs and expenses associated with nonperforming assets, and the effects of future interest rate levels and fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and the Bank, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (6) the value of securities held in the Corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the Corporation’s counterparties and the economy in general, (14) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (15) demand for financial services in the Corporation’s market area, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) demand in the secondary residential mortgage loan markets, (19) the Corporation’s branch and market expansions and technology initiatives, and (20) accounting principles, policies and guidelines and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	9/30/2017	12/31/2016	9/30/2016
	(unaudited)	*	(unaudited)
Interest-bearing deposits in other banks	$97,845	$90,309	$79,183
Investment securities - available for sale, at fair value	208,993	210,026	205,232
Loans held for sale, at fair value	49,377	52,027	66,689
Loans, net:
Retail Banking segment	716,412	680,993	653,903
Mortgage Banking segment	2,740	2,677	2,932
Consumer Finance segment	267,659	276,492	278,763
Restricted stocks, at cost	3,443	3,403	3,403
Total assets	1,484,646	1,451,992	1,425,010
Deposits	1,142,621	1,119,921	1,089,128
Repurchase agreements	18,657	17,363	17,009
Borrowings	147,230	147,204	150,195
Shareholders' equity	147,006	139,214	139,760

________________________

*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Nine Months Ended
Results of Operations	9/30/2017	9/30/2016	9/30/2017	9/30/2016
	(unaudited)		(unaudited)
Interest income	$22,703	$22,678	$67,147	$66,946
Interest expense	2,491	2,232	7,106	6,712
Provision for loan losses:
Retail Banking segment	-	-	200	-
Mortgage Banking segment	-	-	-	-
Consumer Finance segment	4,435	4,925	11,735	13,125
Noninterest income:
Gains on sales of loans	2,156	2,299	6,718	6,581
Other	4,570	4,428	13,443	13,032
Noninterest expenses:
Salaries and employee benefits	10,738	10,799	32,468	31,492
Other	7,517	7,134	21,912	21,178
Income tax expense	1,231	1,128	4,000	3,675
Net income	3,017	3,187	9,887	10,377
Earnings per common share - assuming dilution	0.87	0.92	2.84	3.00
Earnings per common share - basic	0.87	0.92	2.84	3.01

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	20,985	21,167	62,078	62,056
Interest income on securities-FTE	1,818	1,914	5,575	6,019
Total interest income-FTE	23,117	23,170	68,454	68,484
Net interest income-FTE	20,626	20,938	61,348	61,772

________________________

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The		For The
	Quarter Ended		Nine Months Ended
Segment Information	9/30/2017	9/30/2016	9/30/2017	9/30/2016
	(unaudited)		(unaudited)
Net income - Retail Banking	$2,101	$1,952	$6,022	$5,981
Net income - Mortgage Banking	454	605	1,358	1,577
Net income - Consumer Finance	713	882	3,291	3,649
Net loss - Other and Eliminations	(251)	(252)	(784)	(830)
Mortgage loan originations - Mortgage Banking	206,921	205,315	556,829	485,361
Mortgage loans sold - Mortgage Banking	204,870	200,199	559,479	462,672

	For The		For The
	Quarter Ended		Nine Months Ended
Average Balances	9/30/2017	9/30/2016	9/30/2017	9/30/2016
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks	$105,241	$76,565	$108,163	$111,971
Investment securities - available for sale, at amortized cost	209,484	202,531	209,819	207,099
Loans held for sale, at fair value	42,484	59,907	37,234	41,433
Loans:
Retail Banking segment	711,351	659,799	699,492	640,203
Mortgage Banking segment	3,485	3,518	3,294	3,486
Consumer Finance segment	291,693	301,388	294,996	295,078
Restricted stocks, at cost	3,443	3,334	3,431	3,362
Total earning assets	1,367,181	1,307,042	1,356,429	1,302,632
Total assets	1,465,971	1,404,234	1,453,906	1,400,903

Time, checking and savings deposits	885,936	861,696	888,942	863,601
Borrowings	166,185	168,124	165,411	171,916
Total interest-bearing liabilities	1,052,121	1,029,820	1,054,353	1,035,517
Demand deposits	242,383	213,389	232,338	207,415
Shareholders' equity	146,028	137,765	142,509	134,871

Asset Quality	9/30/2017	12/31/2016	9/30/2016
	(unaudited)	*	(unaudited)
Retail Banking
Loans, excluding purchased loans	$674,036	$629,523	$597,897
Purchased performing loans[1]	47,284	53,329	56,343
Purchased credit impaired loans[1]	5,958	9,256	10,741
Total loans	$727,278	$692,108	$664,981

Nonaccrual loans	$6,151	$4,039	$4,085
Purchased performing-nonaccrual loans[2]	1,992	196	187
Total nonaccrual loans[3]	8,143	4,235	4,272
Other real estate owned (OREO)[4]	168	195	499
Total nonperforming assets[5]	$8,311	$4,430	$4,771

Accruing loans past due for 90 days or more[6]	$199	$6	$1,092

Troubled debt restructurings (TDRs), excluding purchased loans[3]	$8,876	$4,964	$5,071
Purchased performing TDRs[7]	2,977	861	853
Total TDRs[3]	$11,853	$5,825	$5,924

Allowance for loan losses (ALL)	$10,866	$11,115	$11,078
Nonperforming assets to loans and OREO	1.14%	0.64%	0.72%
ALL to total loans, excluding purchased credit impaired loans	1.51%	1.63%	1.69%
ALL to total nonaccrual loans	133.44%	262.46%	259.32%
Annualized net charge-offs (recoveries) to average loans	0.09%	(0.02)%	(0.02)%

Mortgage Banking
Nonaccrual loans	$39	$41	$41
Total Loans	$3,338	$3,275	$3,530
ALL	$598	$598	$598
Nonperforming loans to total loans	1.17%	1.25%	1.16%
ALL to loans	17.91%	18.26%	16.94%

Consumer Finance
Nonaccrual loans	$797	$565	$495
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$292,530	$301,845	$304,157
ALL	$24,871	$25,353	$25,394
Nonaccrual loans to total loans	0.27%	0.19%	0.16%
ALL to total loans[8]	8.50%	8.40%	8.35%
Annualized net charge-offs to average total loans[9]	5.52%	5.59%	5.28%

________________________

*  Derived from audited consolidated financial statements.

[1]

The loans acquired from CVB are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for the purchased performing loans was $2.5 million at 9/30/17, $2.9 million at 12/31/16 and $3.2 million at 9/30/16. The remaining discount for the purchased credit impaired loans was $9.9 million at 9/30/17, $10.5 million at 12/31/16 and $10.9 million at 9/30/16.

[2]	Purchased performing-nonaccrual loans are presented net of the remaining interest and credit marks totaling $170 thousand at 9/30/17, $137 thousand at 12/31/16 and $137 thousand at 9/30/16.
[3]	Nonaccrual loans include nonaccrual TDRs of $6.6 million at 9/30/17, $2.0 million at 12/31/16 and $1.9 million at 9/30/16.

[4]	OREO is recorded at its estimated fair value less cost to sell.
[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Accruing loans past due for 90 days or more include purchased credit impaired loans of $151 thousand at 9/30/17, zero at 12/31/16 and $276 thousand at 9/30/16.
[7]

Accruing purchased performing TDRs are presented net of the remaining interest and credit marks totaling $16 thousand at 9/30/17, $11 thousand at 12/31/16 and $12 thousand  at  9/30/16. Purchased performing TDRs that are not accruing are presented net of the remaining interest and credit marks totaling $51 thousand at 9/30/17.

[8]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of decreasing the allowance to total loans ratio by seven basis points at 9/30/17, 14 basis points at 12/31/16 and 17 basis points at 9/30/16.

[9]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of increasing the net charge-off ratio by eight basis points for the nine months ended 9/30/17, 38 basis points for the year ended 12/31/16 and 42 basis points for the nine months ended 9/30/16.

	As Of and For The		As Of and For The
	Quarter Ended		Nine Months Ended
Other Data and Ratios	9/30/2017	9/30/2016	9/30/2017	9/30/2016
	(unaudited)		(unaudited)
Annualized return on average assets	0.82%	0.91%	0.91%	0.99%
Annualized return on average common equity	8.26%	9.25%	9.25%	10.26%
Annualized net interest margin	6.05%	6.37%	6.05%	6.34%
Dividends declared per common share	$0.33	$0.32	$0.99	$0.96
Weighted average common shares outstanding - assuming dilution	3,487,170	3,458,799	3,485,830	3,453,891
Weighted average common shares outstanding - basic	3,487,170	3,456,901	3,485,725	3,452,426
Market value per common share at period end	$55.00	$43.08	$55.00	$43.08
Book value per common share at period end	$42.16	$40.41	$42.16	$40.41
Price to book value ratio at period end	1.30	1.07	1.30	1.07
Price to earnings ratio at period end (ttm)	14.75	11.71	14.75	11.71

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	9/30/2017			9/30/2016
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$20,971	$14	$20,985	$21,145	$22	$21,167
Interest income on securities	1,418	400	1,818	1,444	470	1,914
Total interest income	22,703	414	23,117	22,678	492	23,170
Net interest income	20,212	414	20,626	20,446	492	20,938

	For The Nine Months Ended
	9/30/2017			9/30/2016
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$62,036	$42	$62,078	$61,987	$69	$62,056
Interest income on securities	4,310	1,265	5,575	4,550	1,469	6,019
Total interest income	67,147	1,307	68,454	66,946	1,538	68,484
Net interest income	60,041	1,307	61,348	60,234	1,538	61,772

________________________

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures.”